As filed with the Securities and Exchange Commission on November 10, 2022
Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM S-8
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

NORDSON CORPORATION
(Exact Name of Registrant as Specified in its Charter)

Ohio	000-07977	34-0590250
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)

28601 Clemens Road Westlake, Ohio 44145 (Address of Principal Executive Offices, including Zip Code)

CYBEROPTICS CORPORATION 1998 STOCK INCENTIVE PLAN, AS AMENDED
(Full Title of the Plan)

Jennifer L. McDonough, Esq.
Executive Vice President, General Counsel and Secretary
Nordson Corporation
28601 Clemens Road
Westlake, Ohio 44145
440-892-1580
(Name, Address, and Telephone Number, Including Area Code, of Agent For Service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒	Accelerated filer	☐
Non-accelerated filer	☐	Smaller reporting company	☐
		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐

Explanatory Note

On November 3, 2022 (the “Closing Date”), Nordson Corporation (the “Registrant”) completed the acquisition of CyberOptics Corporation (“CyberOptics”) pursuant to the terms of the Agreement and Plan of Merger (the “Merger Agreement”), dated as of August 7, 2022, by and among the Registrant, Meta Merger Company and CyberOptics. Pursuant to the terms of the Merger Agreement, Merger Sub merged with and into CyberOptics with CyberOptics surviving the Merger as a wholly owned subsidiary of the Registrant (the “Merger”).

At the effective time of the Merger (the “Effective Time”), the Registrant assumed unvested stock options granted pursuant to the CyperOptics Corporation 1998 Stock Incentive Plan, as amended from time to time. Each of the assumed stock options are subject to substantially the same terms and conditions as applied to the assumed stock options immediately prior to the Effective Time, except that the number of the Registrant’s common shares subject to each assumed stock option has been adjusted in accordance with the terms of the Merger Agreement. Accordingly, no more than the maximum number of the Registrant’s common shares that are being registered hereunder will be issuable in connection with the assumed stock options.

PART I
INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

The documents containing the information specified in this Part I of Form S-8 will be sent or given to participants of the Plan as specified by Rule 428(b)(1) under the Securities Act. Such documents need not be filed with the Securities and Exchange Commission (the “Commission”) either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424 under the Securities Act. These documents and the documents incorporated by reference into this Registration Statement pursuant to Item 3 of Part II of Form S-8, taken together, will constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.

PART II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

The following documents, which are on file with the Commission, are incorporated by reference into the Registration Statement (except for the portions of the Registrant’s Current Reports on Form 8-K furnished pursuant to Item 2.02 or Item 7.01 thereof or otherwise not filed with the Commission which are deemed not to be incorporated by reference into the Registration Statement):

1	The Registrant’s Annual Report on Form 10-K for the fiscal year ended October 31, 2021, filed with the Commission on December 17, 2021;

2	The Registrant’s Quarterly Reports on Form 10-Q for the quarter ended January 31, 2022, filed with the Commission on February 25, 2022, for the quarter ended April 30, 2022, filed with the Commission on May 27, 2022, and for the quarter ended July 31, 2022, filed with the Commission on August 26, 2022;

3	The Registrant’s Current Reports on Form 8-K and Form 8-K/A filed with the Commission on January 20, 2022, February 2, 2022, March 7, 2022, April 11, 2022, August 10, 2022, September 6, 2022, September 15, 2022 and November 3, 2022;

4	The description of the Common Shares contained in Exhibit 4-a to the Registrant’s Annual Report on Form 10-K for the fiscal year ended October 31, 2019, including any amendment or report filed for the purpose of updating that description.

In addition, all documents subsequently filed by the Registrant with the Commission pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), other than those furnished pursuant to Item 2.02 or Item 7.01 of Form 8-K or other information “furnished” to the Commission, prior to the filing of a post-effective amendment to the Registration Statement which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in the Registration Statement and to be part hereof from the time of filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated herein by reference shall be deemed to be modified or superseded for purposes of the Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement.

Item 4. Description of Securities.

Not Applicable.

Item 5. Interests of Named Experts and Counsel.

Not Applicable.

Item 6. Indemnification of Directors and Officers.

The Registrant is an Ohio corporation. Section 1701.13(E) of the Ohio Revised Code (the “Code”) sets forth conditions and limitations governing the indemnification of directors, officers, and certain other persons (“Indemnified Persons”). In general, the Code authorizes the Registrant to indemnify Indemnified Persons from liability if the Indemnified Person acted in good faith and in a manner reasonably believed by such person to be in or not opposed to the best interests of the Registrant, and, with respect to any criminal actions or proceedings, if the Indemnified Person had no reasonable cause to believe his or her conduct was unlawful. In the case of an action by or on behalf of the Registrant, indemnification is prohibited in certain circumstances, including (i) if the person seeking indemnification is adjudged liable for negligence or misconduct in the performance of such person’s duties to the Registrant, unless an appropriate court determines such person is fairly and reasonably entitled to indemnification for such expenses as the court shall deem proper, or (ii) if the only liability asserted against a director concerns certain unlawful dividends, distributions and other payments. Section 1701.13(E) of the Code provides that to the extent an Indemnified Person has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to by the foregoing, that Indemnified Person shall be indemnified against expenses actually and reasonably incurred in connection therewith. The indemnification authorized under Ohio law is not exclusive and is in addition to any other rights granted to officers and directors under the Amended Articles of Incorporation, as amended (the “Articles of Incorporation”), or the Amended Regulations (the “Regulations”) of the Registrant or any agreement with directors, officers and certain other persons. The Registrant may purchase and maintain insurance or furnish similar protection on behalf of any Indemnified Person against any liability asserted against and incurred by an Indemnified Person in his or her capacity, or arising out of his or her status, as a director, officer or certain other person, whether or not the Registrant would have the power to indemnify him or her against such liability under the Code.

Article V of the Registrant’s Regulations provides that the Registrant will, to the full extent permitted or authorized by the Ohio General Corporation Law, indemnify any person made or threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative, or investigative, by reason of the fact that he or she is or was a director, officer, or employee of the Registrant, or is or was serving at the request of the Registrant as a director, trustee, officer, employee, or agent of another corporation, domestic or foreign, nonprofit or for profit, partnership, joint venture, trust or other enterprise. The Regulations further provide that the Registrant shall pay, to the full extent permitted or authorized by the Ohio General Corporation Law, expenses, including attorneys’ fees, as they are incurred by any director or officer in defending any such action, suit, or proceeding. The indemnification and advancement of expenses provided by the Regulations shall not be deemed exclusive of any other rights to which any person seeking indemnification may be entitled under the Registrant’s Articles of Incorporation or Regulations, or any agreement, vote of shareholders or disinterested directors, or otherwise, both as to action in his or her official capacity and as to action in another capacity while holding such office, and shall continue as to a person who has ceased to be a director, officer, or employee and shall inure to the benefit of the heirs, executors, and administrators of that person.

The Registrant maintains liability insurance for all of its directors and officers (“D&O insurance”). This D&O insurance also insures the Registrant against amounts payable to indemnify directors and officers, subject to policy limits and retention amounts. The Registrant also has entered into Indemnity Agreements with each of its directors and officers (the forms of which have been filed as Exhibits 10-c-1 and 10-c-2 to the Registrant’s Annual Report on Form 10-K for the fiscal year ended October 31, 2016) that generally (a) provide directors and officers with the indemnification to which they were entitled as of the effective date each such person entered into the indemnification agreement (the “effective date”), or as may be amended to increase the scope of such indemnification, notwithstanding any amendment of the Registrant’s Regulations or Articles of Incorporation, (b) obligate the Registrant to use commercially reasonable efforts to maintain in effect D&O insurance that is at least substantially comparable in scope and amount to that provided by the Registrant’s D&O insurance as of the effective date, and (c) provide further assurance to the directors and officers that they will be advanced, or reimbursed for, expenses relating to, arising out of or resulting from any indemnifiable claim (as defined in the agreement) paid or incurred by the director or officer or which the director or officer determines are reasonably likely to be paid or incurred in connection with an indemnifiable claim.

Item 7. Exemption from Registration Claimed.

Not Applicable.

Item 8. Exhibits.

Exhibit Number	Description of Exhibit

4.1	1989 Amended Articles of Incorporation (incorporated herein by reference to Exhibit 3-a to the Registrant’s Annual Report on Form 10-K for the year ended October 31, 2017).

4.2	Certificate of Amendment to 1989 Amended Articles of Incorporation (incorporated herein by reference to Exhibit 3-a-1 to the Registrant’s Annual Report on Form 10-K for the year ended October 31, 2017).

4.3	1998 Amended Regulations (incorporated herein by reference to Exhibit 3-b to the Registrant’s Annual Report on Form 10-K for the year ended October 31, 2016).

4.4	CyberOptics Corporation 1998 Stock Incentive Plan (incorporated herein by reference as Exhibit 10.1 to CyberOptics Corporation’s Current Report on Form 8-K filed with the Commission on May 13, 2022).

5.1	Opinion of Jones Day.

23.1	Consent of Ernst & Young LLP.

23.2	Consent of Jones Day, Counsel to the Registrant, is contained in its opinion filed as Exhibit 5.1 to this Registration Statement.

24.1	Power of Attorney (included on the signature page of this Registration Statement).

107	Calculation of Filing Fee Table.

Item 9. Undertakings.

(a) The undersigned Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i) to include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) to reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement; and

(iii) to include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the registration statement is on Form S-8, and the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Westlake, State of Ohio, on November 10, 2022.

NORDSON CORPORATION

By:	/s/ Jennifer L. McDonough
Jennifer L. McDonough
Executive Vice President, General Counsel and Secretary

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Jennifer L. McDonough as such person’s true and lawful attorney-in-fact and agent, with full power of substitution and re-substitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign this registration statement, any and all amendments thereto (including post-effective amendments), and any amendments thereto and to file the same, with exhibits and schedules thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing necessary or desirable to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent, or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act, this Registration Statement has been signed by the following persons in the capacities indicated on November 10, 2022.

Signature	Title

/s/ Sundaram Nagarajan	Director, President and Chief Executive Officer (Principal Executive Officer)
Sundaram Nagarajan

/s/ Joseph P. Kelley	Executive Vice President, Chief Financial Officer (Principal Financial Officer and Principal Accounting Officer)
Joseph P. Kelley

/s/ Michael J. Merriman, Jr.	Chairman of the Board
Michael J. Merriman, Jr.

/s/ John A. DeFord	Director
John A. DeFord

/s/ Frank M. Jaehnert	Director
Frank M. Jaehnert

/s/ Ginger M. Jones	Director
Ginger M. Jones

/s/ Milton M. Morris	Director
Milton M. Morris

/s/ Jennifer A. Parmentier	Director
Jennifer A. Parmentier

/s/ Mary G. Puma	Director
Mary G. Puma

/s/ Victor L. Richey, Jr.	Director
Victor L. Richey, Jr.